Exhibit 99.1

RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands

Reg. No. 62686

LSE Trading Symbol: RRS

Nasdaq Trading Symbol: GOLD

RANDGOLD’S MALIAN MINES CONTINUE TO OPERATE

Bamako, Mali, 28 March 2012 – Randgold Resources chief executive Mark Bristow said today that the Bamako airport has reopened and the borders opened for all traffic yesterday.

Bristow, who is at the company’s Loulo complex in Mali, said the operation’s fuel supplies had been replenished over the weekend and the Loulo, Gounkoto and Morila mines were all operating at present. Randgold and other mining companies in Mali had a meeting with representatives of the Comité National de Redressement de la Démocratie et la Restauration de l’État (CNRD-RE) on Monday at which the CNRD-RE assured them that the situation was under control and that the State was still functioning. The CNRD-RE representatives also assured them that they were well aware of the importance of the mining industry to the Malian economy.

Randgold will continue to engage with the Malian authorities and monitor the political situation in Mali, as well as the regional and international communities’ reaction to the events in the country.

RANDGOLD RESOURCES ENQUIRIES:

Chief Executive	Investor & Media Relations
Mark Bristow	Kathy du Plessis
+44 788 071 1386	+44 20 7557 7738
+223 66 75 01 22	randgoldresources@dpapr.com

Website: www.randgoldresources.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933 and Section 21E of the US Securities Exchange Act of 1934, and applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, the estimation of mineral reserves and resources, the realisation of mineral reserve estimates, the timing and amount of estimated future production, costs of production, reserve determination and reserve conversion rates. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as ‘will’, ‘plans’, ‘expects’ or ‘does not expect’, ‘is expected’, ‘budget’, ‘scheduled’, ‘estimates’, ‘forecasts’, ‘intends’, ‘anticipates’ or ‘does not anticipate’, or ‘believes’, or variations of such words and phrases or state that certain actions, events or results ‘may’, ‘could’, ‘would’, ‘might’ or ‘will be taken’, ‘occur’ or ‘be achieved’. Assumptions upon which such forward-looking statements are based are in turn based on factors and events that are not within the control of Randgold and there is no assurance they will prove to be correct. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Randgold to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the integration of Randgold and Moto, risks related to mining operations, including political risks and instability and risks related to international operations, actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, as well as those factors discussed in the section entitled ‘Risk Factors’ in Randgold’s annual report on Form 20-F for the year ended 31 December 2010 which was filed with the US Securities and Exchange Commission (the ‘SEC’) on 31 March 2011. In addition, readers should take note of the following risk: Randgold is subject to risks associated with operating gold mines in Mali. In 2011, gold produced in Mali represented approximately 64% of Randgold’s consolidated group gold production. On 21 March 2012, Mali was subject to an attempted coup d’état that resulted in the suspension of the constitution, the partial closing of the borders and the general disruption of business activities in the country. At this time, the political situation in Mali is not clear, and government ministries and regulatory bodies are not functioning normally. Some foreign countries have announced that they are suspending financial aid to Mali or considering taking other actions against Mali, including the closing of borders. The supply of consumables to our mines has been intermittent as a result of the political situation. Although we have continued to produce gold during this political crisis, there can be no assurance that the political situation will not disrupt our ability to continue gold production, or our ability to sell and ship our gold. Furthermore, there can be no assurance that the Malian political crisis will not have a material adverse effect on our operations and financial condition. Although Randgold has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Randgold does not undertake to update any forward-looking statements herein, except in accordance with applicable securities laws. CAUTIONARY NOTE TO US INVESTORS: The SEC permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as ‘resources’, that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any parts of our resources will ever be converted into reserves which qualify as ‘proven and probable reserves’ for the purposes of the SEC’s Industry Guide number 7.